Exhibit 21

Belmar Capital Fund LLC Subsidiaries (as of December 31, 2007)

Name	Jurisdiction of Incorporation

Bel Stamford LLC	Delaware

Belmar Realty Corporation	Delaware

Bel Marquette I, LLC	Delaware

Bel SML I, LLC	Delaware

Belvorn Holdings LLC	Delaware

Brazos Property Trust	Maryland